SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)

December 29, 2009

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CENTER FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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California (State or other jurisdiction of incorporation or organization)	000-50050 (Commission File No.)	52-2380548 (I.R.S. Employer Identification No.)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010
(Address of Principal Executive Offices) (Zip Code)

(213) 251-2222
(Registrant’s Telephone Number including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

On December 29, 2009, Center Financial Corporation, a California corporation (the “Company”) entered into a Securities Purchase Agreement with a limited number of institutional and other accredited investors, including insiders (collectively, the “Purchasers”) to sell a total of 73,500 shares of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series B, without par value (the “Series B Preferred Stock”) at a price of $1,000 per share, for an aggregate gross purchase price of $73,500,000  (the “Private Placement”).  The Private Placement closed on December 31, 2009, and the Company issued an aggregate of 73,500 shares of Series B Preferred Stock upon its receipt of consideration in cash.

The Series B Preferred Stock will automatically convert into a number of shares of Center Financial's common stock after the Company has received shareholder approval of such conversion at a Special Meeting of Shareholders to be held on or before March 31, 2010.  The conversion ratio for each share of Series B Preferred Stock will be equal to the quotient obtained by dividing the Series B Share Price by the conversion price.  The initial conversion price of $3.75 per share is subject to certain possible adjustments in the future under certain circumstances, including failure to obtain shareholder approval for the conversion by May 17, 2010, which will decrease the conversion price by 10%.  The Series B Preferred Stock will carry a non-cumulative cash dividend at a per annum rate equal to 12%, payable on June 30 and December 31 of each year, which dividend will not be paid as long as shareholder approval is obtained on or before May 17, 2010.   The Series B Preferred Stock is redeemable at the option of the Company after five years on specified terms, and carries a liquidation preference of $1,000 per share, subject to certain adjustments.  The Series B Preferred Stock may not be redeemed at the option of the holder.  In the event the Company chooses to redeem the Series B Preferred Stock, the holders would be entitled instead to convert their shares into common stock under specified guidelines.  Complete details concerning the liquidation, redemption and other provisions of the Series B Preferred Stock are contained in the Certificate of Determination attached as Exhibit 4.1 and incorporated herein by reference.

Also on December 29, 2009, the Company entered into a Registration Rights Agreement with each of the Purchasers.  Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale both the Series B Preferred Stock and the Common Stock to be issued upon conversion of the Series B Preferred Stock, within 60 days after the closing of the Private Placement, and to use commercially reasonable efforts to cause such registration statement to be declared effective within 90 days of closing (or 120 days in the event of an SEC review).  Failure to meet these deadlines and certain other events may result in the Company’s payment to the Investors of liquidated damages in the amount of 0.5% of the purchase price per month.

Copies of the form of Securities Purchase Agreement and Registration Rights Agreement are attached as Exhibits 10.1 and 10.2, respectively and are incorporated herein by reference.  The foregoing description of the Securities Purchase Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and Registration Agreement attached hereto.

Item 3.02                      Unregistered Sales of Equity Securities

The Private Placement was not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.  The information set forth under “Item 1.01 – Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.03                      Material Modification to Rights of Securityholders

If all dividends payable on the Series B Preferred Stock have not been declared and paid for an applicable dividend period, the Company shall not declare or pay any dividends on any stock which ranks junior to the Series B Preferred Stock, or redeem, purchase or acquire any stock which ranks pari passu or junior to the Series B Preferred Stock, subject to customary exceptions.  If all dividends payable on the Series B Preferred Stock have not been paid in full, any dividend declared on stock which ranks pari passu to the Series B Preferred Stock shall be declared and paid pro rata with respect to the Series B Preferred Stock and such pari passu stock.  In addition, so long as any shares of Series B Preferred Stock are outstanding, the Company may not declare a dividend on its Common Stock or make any other distribution to common shareholders unless holders of the Series B Preferred Stock are entitled to participate in such distribution on an as-converted basis.  These restrictions are set forth in the Certificate of Determination described in Item 5.03 and are incorporated herein by reference.

Item 5.03                      Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 29, 2009, the Company filed a Certificate of Determination with the California Secretary of State for the purpose of amending its Restated Articles of Incorporation, as amended, to fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock. A copy of the Certificate of Determination is attached as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01                      Other Events

On December 30, 2009, the Company issued a news release announcing the execution of the agreements described above under “Item 1.01. Entry into a Material Definitive Agreement” as well as the entry into certain informal regulatory agreements and limited preliminary fourth quarter results.   A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.  Further details concerning these latter two items are set forth below.

Preliminary Fourth Quarter Results

In preparation for the planned capital raise, the Company completed a detailed loan review and an evaluation of its deferred tax asset and goodwill during the fourth quarter of 2009.

For the loan review, the Company engaged a third party to review the Bank’s 200 largest relationships. The extensive review, which was performed by an independent party outside of the company's semi-annual external loan review, encompassed approximately 75% of the Bank’s commercial real estate loan portfolio and included 8 of the 20 largest commercial and industrial loans.  The third party evaluated current loan-to-value and debt service coverage ratios, as well as cap rates, for the loans reviewed.   The review was consistent with heightened regulatory standards in the current environment.  Based on this detailed loan review, the Company anticipates that a provision for loan losses of approximately $22 million will be posted in the fourth quarter of 2009 to increase the allowance to sufficiently absorb embedded losses in the portfolio.  Anticipated net charge-offs for the fourth quarter of 2009 are expected to be approximately $28 million, resulting in a projected allowance for loan losses of approximately $58 million or 3.72% of total loans at December 31, 2009, compared to $38.2 million or 2.2% of total loans at December 31, 2008.

After a thorough evaluation of its deferred tax asset, the Company expects that an impairment of approximately $12 million will be warranted under the current economic conditions, which would result in a net tax provision of approximately $8 million to be posted in the Company’s 2009 fourth quarter financial results.

The Company also performed its annual evaluation of goodwill and expects that a full impairment of its goodwill and core deposit intangible will be necessary for a total of $1.4 million to be posted in the fourth quarter of 2009.

Given the adverse impact of these findings on the Company’s operating results for the three-month period ended December 31, 2009, the Company expects to report a net loss of approximately $25 million for its 2009 fourth quarter and a net loss of approximately $45 million for the year ended December 31, 2009.

Considering the results of the review and the current expectations for commercial real estate valuations, the company migrated a number of credits to nonaccrual status and accordingly anticipates reporting higher levels of nonperforming assets as of year-end 2009.  Total non-performing assets are expected to increase to approximately $64 million at December 31, 2009, compared to $48 million at September 30, 2009 and $21 million at December 31, 2008.  The ratio of total non-performing assets to total loans and other real estate owned is expected to increase to approximately 4% at December 31, 2009, from 3% at September 30, 2009 and 1.19% at December 31, 2008.  The ratio of the allowance for loan losses to total non-performing loans is expected to decrease to approximately 100% at December 31, 2009, from 149% at September 30, 2009 and 187% at December 31, 2008.

Informal Regulatory Agreements

Effective December 18, 2009, the Bank entered into a memorandum of understanding (“MOU”) with the FDIC and the Department of Financial Institutions (the “DFI”). The MOU is an informal administrative agreement pursuant to which the Bank has agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. In accordance with the MOU, the Bank agreed among other things to (a) develop and implement strategic plans to restore profitability; (b) develop a capital plan containing specified elements including achieving by December 31, 2009 and thereafter maintaining a Leverage Capital Ratio of not less than 9% and a Total Risk-Based Capital Ratio of not less than 13%; (c) refrain from paying cash dividends without prior regulatory approval; (d) reduce the amounts of its assets adversely classified or criticized in its most recent FDIC examination or internally graded Special Mention within certain specified time parameters; (e) increase the allowance for loan and lease losses (“ALLL”) by $18.7 million (which was completed in the third quarter of 2009) and thereafter maintain an appropriate ALLL balance; (f) develop and implement certain specified policies and procedures relating to the ALLL, troubled debt restructurings, and non-accrual and impaired loans; (g) develop and implement a plan for reducing concentrations of commercial real estate loans; (h) make certain revisions to the Bank’s liquidity policy concerning “high-rate” deposits and reduce the Net Non-Core Funding Dependency Ratio to less than 40% by December 31, 2010; (i) conduct a complete review of management and staffing and submit written findings to the FDIC and the DFI concerning the same; (j) notify the FDIC and the DFI prior to appointing any new director or senior executive officer; (k) refrain from establishing any new offices without prior regulatory approval; and (l) submit written quarterly progress reports to the FDIC and the DFI detailing the form and manner of any actions taken to secure compliance with the MOU and the results thereof.

On December 9, 2009, the Company entered into an MOU with the Federal Reserve Bank of San Francisco (the “FRB”) pursuant to which the Company agreed, among other things, to (i) take steps to ensure that the Bank complies with the Bank’s MOU; (ii) implement a capital plan addressing specified items and submit the plan to the FRB for approval; (iii) submit annual cash flow projections to the FRB; (iv) refrain from paying cash dividends, receiving cash dividends from the Bank, increasing or guaranteeing debt, redeeming or repurchasing its stock, or issuing any additional trust preferred securities, without prior FRB approval; and (v) submit written quarterly progress reports to the FRB detailing compliance with the MOU.

The MOUs will remain in effect until modified or terminated by the FRB, the FDIC and the DFI.  We do not expect the actions called for by the MOUs to change our business strategy in any material respect, although they may have the effect of limiting or delaying the Bank’s or the Company’s ability or plans to expand.  The board of directors and management of the Bank and the Company have taken various actions to comply with the MOUs, and will continue to take all actions necessary for continued compliance.  Management believes that the Bank and the Company are currently in substantial compliance with the terms of the MOUs.  In that regard, the Bank’s pro forma Leverage Capital Ratio and Total Risk-Based Capital ratios as of September 30, 2009, as adjusted to reflect the addition of $12.8 million in additional capital from the private placement which closed on November 30, 2009; the anticipated fourth quarter net loss of approximately $25 million; and a decrease in average risk based assets of $45 million; were 9.1% and 13.0%, exceeding the required ratios for the Bank.  These pro forma capital ratios as further adjusted to reflect the results of the Private Placement which closed on December 31, 2009, would be 12.6% and 17.2%, respectively.  Management will continue to work closely with the FRB, the FDIC and the DFI in order to continue to comply with the terms of the MOUs.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

4.1           Certificate of Determination for the Series B Preferred Stock

10.1	Form of Securities Purchase Agreement between the Company and each of the Purchasers, dated as of December 29, 2009.

10.2	Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of December 29, 2009.

99.1         News Release of the Company dated December 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 31, 2009	CENTER FINANCIAL CORPORATION

	By:	/s/Lonny D. Robinson
Lonny D. Robinson
Executive Vice President
and Chief Financial Officer